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                                                                EXHIBIT 11.1

                                    POLYCOM, INC.

                           COMPUTATION OF NET INCOME (LOSS)
                        PER COMMON AND COMMON EQUIVALENT SHARE
                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                      March 31,     March 31,
                                                        1997           1996
                                                      ---------     ---------
PRIMARY & FULLY DILUTED
  Weighted average common shares outstanding            18,958         2,748
  Common equivalent shares from options and warrants         0           115
  Common equivalent shares from common stock
    subject to repurchase (2)                                0           629
  Common equivalent shares from convertible
    redeemable preferred stock and warrants                  0        11,990
  Common equivalent shares from options and
    convertable redeemable preferred stock (1)               0         1,682
                                                        ------        ------
      Total shares                                      18,958        17,164
                                                        ------        ------
                                                        ------        ------

Net income (loss):
  Amount                                               $  (474)      $   134

  Per share                                            $ (0.03)      $  0.01

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(1) Pursuant to the requirements of the Securities and Exchange Commission, common equivalent shares relating to stock options, using the treasury stock method and the initial public offering price of $9.00 per share, and common equivalent shares from convertible redeemable preferred stock using the if-converted method issued during the twelve months period prior to the initial public offering are included in the computation for the three month period ended March 31, 1996.

(2) Commons stock issued under stock option plan which are subject to repurchase are excluded from shares issued in the computation of net loss per share as their effect is antidilutive.


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